Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
January 29, 2015	TRADED: Nasdaq

LANCASTER COLONY REPORTS SECOND QUARTER SALES AND EARNINGS
COLUMBUS, Ohio, January 29 - Lancaster Colony Corporation (Nasdaq: LANC) today reported results for the company’s second fiscal quarter ended December 31, 2014. All prior-period financial results of the Glassware and Candles segment have been reclassified as discontinued operations due to the sale of effectively all the net operating assets of that segment on January 30, 2014. Highlights for the quarter:

•
Net sales reached a second quarter record of $303.4 million, up 3.8% from the prior-year level of $292.3 million. Higher foodservice volume drove the growth in net sales, with sales to national chain restaurants a strong point. Retail net sales improved modestly with New York BRAND® frozen garlic bread, Olive Garden® retail dressings, and Marzetti® refrigerated dressings noted contributors. Retail sales growth was limited by increased promotional spending on certain product offerings.

•
Operating income declined 10.6% to $50.2 million as the benefit of the higher sales volumes were more than offset by a less favorable sales mix, elevated freight expense, increased marketing and promotional costs in support of our retail brands and recent product introductions, and higher production costs attributed to continued capacity constraints in our dressing operations.

•	Income from continuing operations was $33.0 million compared with $37.1 million last year. Earnings per diluted share from continuing operations were $1.20 versus $1.36 a year ago.

•
Second quarter net income also totaled $33.0 million or $1.20 per diluted share as there was no impact from discontinued operations. Prior-year net income was $39.2 million or $1.44 per share, including a contribution of $2.1 million or $.08 per share from discontinued operations.

•	The regular quarterly cash dividend was increased to $.46 per share. The company’s balance sheet remained debt free on December 31, 2014 with $256.1 million in cash and equivalents.
For the six months ended December 31, 2014, net sales were $563.4 million compared to $540.4 million for the first half last year. Income from continuing operations totaled $55.7 million or $2.04 per share. Net income was also $55.7 million or $2.04 per share with no impact from discontinued operations in the current year. Prior-year income from continuing operations was $61.2 million or $2.24 per share and net income was $64.0 million or $2.34 per diluted share. The income from discontinued operations for the six months ended December 31, 2013 totaled $2.8 million or $.10 per diluted share.

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Chairman and CEO John B. Gerlach, Jr. commented, “While we were pleased with the record sales for the quarter, our operating results were hampered by continued incremental costs attributed to capacity constraints in dressing manufacturing and a less favorable sales mix. Looking forward to the second half of our fiscal year, we will begin to capture the cost benefits from the recently completed dressing capacity expansion project. Commodity costs, net of deflationary pricing in foodservice, are expected to be near neutral over the balance of fiscal 2015. This year’s earlier Easter holiday will also shift some sales into our fiscal third quarter.”
Conference Call on the Web
The company’s second quarter conference call is scheduled for this morning, January 29, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.
About the Company
Lancaster Colony Corporation is a manufacturer and marketer of specialty food products for the retail and foodservice markets.
Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	the potential for loss of larger programs or key customer relationships;

•	the effect of consolidation of customers within key market channels;

•	the success and cost of new product development efforts;

•	the lack of market acceptance of new products;

•	price and product competition;

•	the reaction of customers or consumers to the effect of price increases we may implement;

•	the possible occurrence of product recalls or other defective or mislabeled product costs;

•	changes in demand for our products, which may result from loss of brand reputation or customer goodwill;

•	fluctuations in the cost and availability of raw materials and packaging;

•	capacity constraints that may affect our ability to meet demand or may increase our costs;

•	dependence on contract manufacturers;

•	maintenance of competitive position with respect to other manufacturers;

•	adverse changes in freight, energy or other costs of producing, distributing or transporting our products;

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•	stability of labor relations;

•	dependence on key personnel;

•	changes in estimates in critical accounting judgments;

•	the outcome of any litigation or arbitration; and

•
risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Douglas A. Fell, Vice President, Treasurer and CFO, or
Dale N. Ganobsik, Director of Investor Relations
Lancaster Colony Corporation
Phone: 614/224‑7141
Email: ir@lancastercolony.com

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LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (b)
(In thousands except per-share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
Net sales	$303,411	$292,281	$563,398	$540,418
Cost of sales	224,758	210,658	427,321	401,624
Gross margin	78,653	81,623	136,077	138,794
Selling, general & administrative expenses	28,437	25,438	51,257	46,178
Operating income	50,216	56,185	84,820	92,616
Interest income and other – net	(47)	(86)	(39)	(124)
Income from continuing operations before income taxes	50,169	56,099	84,781	92,492
Taxes based on income	17,215	18,966	29,066	31,307
Income from continuing operations	32,954	37,133	55,715	61,185
Income from discontinued operations, net of tax	—	2,101	—	2,850
Net income	$32,954	$39,234	$55,715	$64,035

Net income per common share:(a)
Continuing operations - basic	$1.21	$1.36	$2.04	$2.24
Continuing operations - diluted	$1.20	$1.36	$2.04	$2.24

Discontinued operations - basic and diluted	$—	$0.08	$—	$0.10

Net income - basic	$1.21	$1.44	$2.04	$2.35
Net income - diluted	$1.20	$1.44	$2.04	$2.34

Cash dividends per common share	$0.46	$0.44	$0.90	$0.84

Weighted average common shares outstanding:
Basic	27,294	27,244	27,290	27,256
Diluted	27,323	27,299	27,319	27,306

(a)Based on the weighted average number of shares outstanding during each period.
(b)All glassware and candles operations have been reflected as discontinued in the prior-year periods.

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LANCASTER COLONY CORPORATION
BUSINESS SEGMENT INFORMATION (Unaudited) (b)
(In thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013

NET SALES - Specialty Foods	$303,411	$292,281	$563,398	$540,418

OPERATING INCOME
Specialty Foods	$53,240	$59,413	$90,739	$98,956
Corporate expenses	(3,024)	(3,228)	(5,919)	(6,340)
Total Operating Income	$50,216	$56,185	$84,820	$92,616

LANCASTER COLONY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (b)
(In thousands)

	December 31, 2014	June 30, 2014
ASSETS
Current assets:
Cash and equivalents	$256,148	$211,539
Receivables – net of allowance for doubtful accounts	58,910	57,808
Total inventories	68,881	74,516
Deferred income taxes and other current assets	16,837	23,428
Total current assets	400,776	367,291
Net property, plant and equipment	171,096	168,674
Other assets	102,605	102,665
Total assets	$674,477	$638,630

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,487	$37,907
Accrued liabilities	31,036	31,165
Total current liabilities	72,523	69,072
Other noncurrent liabilities and deferred income taxes	40,687	40,961
Shareholders’ equity	561,267	528,597
Total liabilities and shareholders’ equity	$674,477	$638,630
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